EXHIBIT 2.32

EXECUTION COPY
ADDITIONAL GUARANTEE
DESIGNATION
May 21, 2009
To:	HSBC Bank USA, National Association, as Collateral Trustee

Re:	First Priority Collateral Trust Agreement, dated as of November 30, 2006, (as the same may be amended, supplemented or otherwise modified, the “FPCTA”) among Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Satmex”), HSBC Bank USA, National Association, as Collateral Trustee thereunder (in such capacity, together with any successor appointed hereunder, the “Collateral Trustee”) and, HSBC Bank USA, National Association, as Indenture Trustee under the First Priority Indenture described therein (in such capacity, together with any successor appointed thereunder, the “Indenture Trustee”).
Reference is hereby made to the FPCTA. Capitalized terms which are defined in the FPCTA are used herein as therein defined.
In accordance with subsection 5.4 of the FPCTA, the following Additional Guarantee is hereby added as a First Priority Guarantee under the FPCTA:
Supplemental Indenture dated as of even date herewith, among Satmex, Alterna’TV International Corporation and the Indenture Trustee.

ALTERNA’TV INTERNATIONAL CORPORATION
By:	/s/ LUIS FERNANDO STEIN VELASCO
	Name:	Luis Fernando Stein Velasco
	Title:	CFO & Treasurer

By:	/s/ VERÓNICA GUTIÉRREZ ZAMORA GARCÍA
	Name:	Verónica Gutiérrez Zamora García
	Title:	VP Legal Affairs
Additional Guarantee Designation: FPSSN